ZST DIGITAL NETWORKS, INC. ANNOUNCES
FIRST QUARTER 2011 RESULTS

•	First quarter 2011 revenue increased 98% year-over-year to $33.8 million
•	First quarter 2011 net income increased 166% year-over-year to $5.2 million

ZHENGZHOU, CHINA — May 5, 2011 — ZST Digital Networks, Inc. (NASDAQ: ZSTN) (the “Company” or “ZST”), a major developer, manufacturer and supplier of digital and optical network equipment to cable system operators and provider of GPS tracking devices and support services for transport-related enterprises in China, today announced its financial results for the first quarter ended March 31, 2011.

First Quarter 2011 (unaudited) Financial Highlights

▪	Total revenue was US$33.8 million, an increase of 98% compared to the first quarter of 2010.
▪	Gross profit for the first quarter 2011 was US$8.3 million, an increase of 100% compared to the first quarter 2010.
▪	Gross profit margin for the first quarter 2011 was 24.7%, compared to 24.5% for the first quarter of 2010.
▪	Operating income for the first quarter 2011 was US$7.1 million, an increase of 143% compared to the first quarter of 2010.
▪	Net income for the first quarter 2011 was US$5.2 million, an increase of 166% compared to the first quarter of 2010.
▪	Net income margin for the first quarter of 2011 was 15.5%, compared to 11.6% for the first quarter of 2010.

Recent Business Highlights

•
On January 28, 2011, the Company announced that as a part of its ongoing expansion strategy, it entered into a purchase agreement for two floors of an office building located near its existing offices in Zhengzhou City, China. The purchased area is approximately 2,880 square meters, for a total purchase price of approximately US$7.8 million.  Previously, in March 2010, the Company agreed to purchase additional office space of approximately 2,100 square meters in the same building for approximately US$1.7 million.  In addition to providing additional workspace and growth capacity, the new office space purchase puts a significant tangible asset on ZST’s balance sheet.

•
On February 24, 2011, the Company announced that it had entered into an agreement with the Road Transportation Department of Shangqiu City, a city with over eight million residents in eastern Henan Province, to develop a city-wide GPS tracking platform for commercial vehicles. The platform will utilize ZST Digital’s commercial GPS tracking technology and will link registered vehicles to the national and provincial transportation departments.  In addition, ZST Digital will provide ongoing maintenance and support of the platform. Management estimates the total investment in the project will amount to RMB2.0 million (approximately US$0.3 million).  The Company believes that the agreement could generate approximately RMB40-50 million (approximately US$6.1-7.6 million) in revenue per year upon successful completion of the platform, and it expects to begin generating revenue from this project in the second quarter of fiscal 2011.

•
On April 14, 2011, the Company announced that it had entered into an agreement with the Jiyuan Universal Taxi Leasing Company (“Jiyuan Universal”), a company located in Jiyuan City in Henan Province, to provide GPS tracking and monitoring products and services for Jiyuan Universal’s fleet of over 1,300 taxis. The terms of the agreement include an RMB2.8 million (approximately US$0.4 million) upfront payment by Jiyuan Universal to ZST Digital for the hardware, installation and first year service fee.  After the first year, Jiyuan Universal will pay an annual service fee of RMB360 (approximately US$55.00) per installed GPS unit.  The agreement represents another key customer win for the Company’s fast growing GPS segment.

•	On March 31, 2011, the Company announced that it had been ranked in the top 150 on the 2011 Forbes “China’s Best SME” list at an awards ceremony hosted by Forbes China on March 25, 2011 in Shanghai.

Mr. Zhong Bo, Chairman and Chief Executive Officer of ZST, commented, “We are pleased to report another strong top- and bottom-line performance in what is typically our slowest quarter of the year.  Our results extend our track record of consistent financial and operational execution, and demonstrate the strength of our strategy.  Our results for the quarter were driven by broad-based demand across our product segments, as we continue to benefit from positive macroeconomic trends and continued government support for the development of our end markets.  Sales revenue from our IPTV, GPS and cable TV network equipment segments accounted for approximately 39%, 28% and 33% of total net revenues, respectively.  In addition, GPS related service revenue increased over 300% year-over-year to $2.5 million, highlighting the rapid growth of this high margin segment.

“Despite the recent challenges faced by our Company, we continue to execute on our proven growth strategy, which has allowed us to deliver four consecutive quarters of over 30% year-over-year revenue growth and consistent net income growth since our public offering in late 2009.  We have successfully developed and continue to expand our commercial GPS segment, which we expect to be our key growth driver in the coming quarters.  We continue to maintain the high standards of transparency and disclosure required of a U.S. reporting company, and we have the full support of our auditing firm BDO China Li Xin Da Hua CPA Co., Ltd.  As such, we remain confident in the outlook for our Company, our business plan and our financial position, and our focus remains on delivering increasing returns to our shareholders.”

Mr. Henry Ngan, Chief Financial Officer of ZST, commented, “Continued healthy demand across our product segments contributed to our strong revenue performance for the quarter.  We delivered a slight improvement in our gross margin as we again benefited from the higher margin revenue from GPS-related services, slightly offset by a decrease in gross margin for our products.  Our healthy balance sheet was further strengthened by cash generated from operations and the normal collection of our accounts receivables.  We ended the quarter on a strong financial footing, leaving us well positioned to capitalize on the growth opportunities in the cable-TV and commercial GPS markets in the year ahead.”

First Quarter 2011 (unaudited) Financial Highlights

Revenue

Revenue for the first quarter of 2011 was US$33.8 million, representing an increase of 98% from US$17.0 million in the first quarter of 2010. The primary reason for the increase in revenue during the quarter was strong growth in the cable TV related business line, including increased sales of both IPTV set-top boxes and cable TV network equipment, and the GPS-related business line, including revenue from sales of GPS devices and related service.  For the first quarter, the GPS-related business and the cable TV-related business accounted for approximately 28% and 72% of total revenue, respectively.

Gross Profit and Gross Profit Margin

Gross profit for the first quarter of 2011 was US$8.3 million, representing a 100% year-over-year increase. Gross profit margin for the first quarter of 2011 was 24.7%, up from 24.5% in the first quarter of 2010.

Operating Expenses

Total operating expenses for the first quarter of 2011 were US$1.2 million, representing a decrease of 1.8% from US$1.2 million in the first quarter of 2010. This decrease in operating expenses was primarily a result of the decrease in research and development expenses and selling expenses in the quarter.

Selling expenses for the first quarter 2011 were US$165,000, a decrease of 38% from US$267,000 for the first quarter of 2010.  The decrease in selling expenses was mainly due to a decrease in promotional expenses relating to our GPS business line, as we did not carry out much promotional activities in the first quarter of 2011 as our GPS business line continued to grow at a rapid pace.

Research and development expenses (R&D) for the first quarter 2011 were US$131, 000, a decrease of 44% compared to US$236,000 for the first quarter of 2010. The decrease in R&D expenses was mainly due to decreased mold expenses for GPS devices; the costs of GPS molds were fully expensed in the first quarter of 2010 while there were not much mold expenses in the first quarter of 2011. Other research and development expenses consist of salaries for research and development staff and depreciation.

General and administrative expenses (G&A) for the first quarter 2011 were US$0.9 million, up 25% from US$0.7 million in the first quarter of 2010. The rise in G&A expenses was mainly attributable to increased legal service fees and stock-based compensation expenses, and expenses relating to the Company becoming a publicly reporting entity.

Income Tax

Income tax expense for the first quarter of 2011 was US$1.9 million, compared to approximately US$1.0 million in the first quarter of 2010. This increase was mainly due to an increase in taxable income.

Income from Operations, Net Income and EPS

Income from operations was US$7.1 million in the first quarter of 2011 representing an increase of 143% compared to operating income of US$2.9 million in the first quarter of 2010.

Net income for the first quarter of 2011 was US$5.2 million, a year-over-year increase of 166% from US$2.0 million in the first quarter of 2010. Net margin was 15.5% for the first quarter of 2011 up from 11.6% in the first quarter of 2010.

Diluted net income per share was US$0.45 in the first quarter 2011, compared to US$0.17 for the first quarter of 2010, based on weighted-average common shares outstanding of 11,628,328 and 11,650,442, respectively.

Balance Sheet

Cash and cash equivalents totaled to US$40.2 million as of March 31, 2011, compared to US$23.7 million as of December 31, 2010, primarily attributable to cash generated from operations and normal collection from accounts receivables.

As of March 31, 2011, total accounts receivables were US$21.3 million, a decrease of 37% from US$33.5 million as of December 31, 2010, primarily due to a decrease in sales revenue in the traditionally slow first quarter 2011 compared with the traditionally stronger fourth quarter of 2010.

 Full Year 2011 Outlook – For the full year 2011, the Company reiterates its estimates that revenues will range between US$160 million and US$175 million, and net income will range between US$28 million and US$30 million. This represents the Company’s current and preliminary view, which is subject to change.

Conference Call

ZST senior management will host a conference call at 8:00 am (U.S. Pacific Time) / 11:00 am (U.S. Eastern Time) / 11:00 pm (HK / Beijing Time) to discuss its 2011 first quarter financial results and recent business activities.

The conference call may be accessed by calling +1-866-519-4004 or +1-718-354-1231 (for callers in the U.S.), 800-819-0121 (for callers in China), 800-930-346 (for callers in Hong Kong), +0808-234-6646 (for callers in United Kingdom) or +65-6723-9381 (for other international callers) and entering pass code 64964592.  Please dial in approximately 10 minutes before the scheduled time of the call.

A recording of the conference call will be available through May 18, 2011, by calling +1-866-214-5335 (for callers in the U.S.) or +61-2-8235-5000 (for callers outside the U.S.) and entering pass code 64964592.

About ZST Digital Network, Inc.

ZST Digital Networks, Inc. (Nasdaq: ZSTN) is a China-based company, principally engaged in (1) supplying digital and optical network equipment and providing installation services to cable system operators in China and (2) providing GPS location and tracking services to local logistics and transportation companies in China.  The Company has developed a line of IPTV devices that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers.  The Company has assisted in the installation and construction of over 400 local cable networks in more than 90 municipal districts, counties, townships, and enterprises. The Company has also launched a commercial line of vehicle tracking devices utilizing our GPS tracking technologies and support services for transport-related enterprises to track, monitor and optimize their businesses.  For more information about ZST Digital Networks, Inc., please visit http://www.zstdigital.com/english.

“Safe Harbor” Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including, but not limited to, inherent in management's estimates on the profitability of the Shangqiu City project; risks related to techniques employed by manipulative short sellers in Chinese small cap stocks that may drive down the market price of our common stock.; our ability to maintain and increase revenues and sales of our products; our ability to develop and market new products; our strategic investments and acquisitions; compliance and changes in the laws of the People's Republic of China (the "PRC") that affect our operations; our ability to obtain all necessary government certifications and/or licenses to conduct our business; vulnerability of our business to general economic downturn, especially in the PRC; adverse capital and credit market conditions; our ability to meet liquidity needs; and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.  Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the factors discussed above and in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Contacts:

Company Contact: ZST Digital Networks Inc. Henry H. Ngan, Chief Financial Officer Email: ir@zstdigital.com	Investor Relations (HK): Mahmoud Siddig Taylor Rafferty Tel: +852-3196-3712 Email: zstdigital@taylor-rafferty.com
Investor Relations (US): Bryan Degnan Taylor Rafferty Tel: +1 (212) 889-4350 Email: zstdigital@taylor-rafferty.com

ZST DIGITAL NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(In US Dollars)

	December 31,	March 31,
	2010	2011
		(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$23,702,457	$40,206,698
Accounts receivable	33,490,510	21,251,487
Inventories	221,093	282,773
Advance to suppliers	7,270,379	7,714,607
Prepaid expenses and other receivable	1,019,629	996,855
Deferred tax assets	685,491	798,645

Total current assets	66,389,559	71,251,065

Property, machinery, equipment and software, net	10,544,051	10,688,490
Intangible asset	166,288	152,343

Total assets	$77,099,898	$82,091,898

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$2,741,964	3,194,579
Accruals and other payables	263,073	161,827
Accrued payroll and related expense	129,281	77,473
VAT payable	669,682	306,200
Franchise tax payable	170,000	-
Income tax payable	1,289,974	689,787
Total current liabilities	5,263,974	4,429,866

Equity:
Common stock $0.0001 par value, 100,000,000 shares authorized, 11,650,442 and 11,710,442 shares issued, and 11,625,542 and 11,624,642 shares outstanding	1,165	1,167
Additional paid-in capital	30,729,182	30,842,458
Treasury stock	(198,335)	(296,624)
Appropriated earnings	5,817,035	5,817,035
Retained earnings	33,358,364	38,588,357
Translation adjustment	2,128,513	2,709,639
Total equity	71,835,924	77,662,032

Total liabilities and equity	$77,099,898	$82,091,898

ZST DIGITAL NETWORKS, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THREE MONTHS ENDED MARCH 31, 2010 AND 2011
(In US Dollars)

	Three Months Ended March 31,
	2010	2011
	(unaudited)	(unaudited)
Revenues:
Sales of products	$16,427,903	$31,287,014
Sales of services	620,375	2,516,212
Total revenue	17,048,278	33,803,226

Cost of sales:
Cost of products sold	12,824,789	25,356,333
Cost of services	49,497	103,859
Total cost of sales	12,874,286	25,460,192

Gross profit	4,173,992	8,343,034

Selling expense	267,305	165,497
Research and development expenses	235,524	130,635
General and administrative expenses	730,610	914,641

Income from operations	2,940,553	7,132,261

Interest income (expense), net	1,615	24,524
Other income (loss)	-	(7,605)

Income before income taxes	2,942,168	7,149,180

Income tax provision	972,513	1,919,187

Net income	$1,969,655	$5,229,993

Weighted average common shares outstanding – basic	11,650,442	11,627,743

Earnings per share – basic	0.17	0.45

Weighted average common shares outstanding – diluted	11,650,442	11,628,328

Earnings per shares – diluted	0.17	0.45

Comprehensive income:
Net income	1,969,655	5,229,993
Translation adjustment	50,032	581,126

Comprehensive income	$2,019,687	$5,811,119

ZST DIGITAL NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents
(In US Dollars)

	Three Months Ended March 31,
	2010	2011

	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$1,969,655	$5,229,993
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	177,478	120,017
Stock-based compensation	42,624	154,559
Deferred tax assets	-	(113,154)
Changes in operating assets and liabilities:
Accounts receivable	6,742,705	12,141,079
Inventories	355,357	(61,211)
Advance to suppliers	(188,003)	(441,198)
Prepayment and other assets	238,293	(17,956)
VAT payable	-	(366,371)
Accounts payable	(668,999)	-
Accruals and other payable	(34,144)	(323,949)
Deferred revenue	183,416	455,991
Taxes payable	(74,344)	(604,968)

Net cash provided by operating activities	8,744,038	16,172,832

Cash flows from investing activities:
Additions to property, machinery, equipment and software	(1,640,318)	(250,151)

Cash flows from financing activities:
Repurchase of common stock	-	(98,289)

Effect of changes in foreign exchange rates	48,080	679,849

Net increase in cash and cash equivalents	7,151,800	16,504,241

Cash and cash equivalents, beginning of the period	13,627,992	23,702,457

Cash and cash equivalents, end of the period	$20,779,792	40,206,698

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$1,047,770	2,634,471